As filed with the Securities and Exchange Commission on November 17, 2005

                                            Registration Statement No. 333-_____
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ROLLINS, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                                           51-0068479
(State or Other Jurisdiction of                         (I.R.S. Employer
Incorporation or Organization)                          Identification No.)

                 2170 PIEDMONT ROAD, N.E. ATLANTA, GEORGIA 30324
   (Address, including zip code, of registrant's principal executive offices)

                    ROLLINS, INC. DEFERRED COMPENSATION PLAN
                              (Full Title of Plan)

                               R. Randall Rollins
                              Chairman of the Board
                            2170 Piedmont Road, N.E.
                             Atlanta, Georgia 30324
                                 (404) 888-2000
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                     COPY TO: T. CLARK FITZGERALD III, ESQ.
                            ARNALL GOLDEN GREGORY LLP
                                 171 17TH STREET
                                   SUITE 2100
                             ATLANTA, GEORGIA 30363

                                                    CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
                                                      Proposed maximum           Proposed maximum      Amount of
Title of each class of           Amount to be        offering price per              aggregate        registration
securities to be registered     registered((2))           share                   offering price          fee
------------------------------------------------------------------------------------------------------------------------

Deferred Compensation
Obligations(1)                    $25,000,000               100%                   $25,000,000          $2,942.50
------------------------------------------------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations (the "Obligations") under the Rollins, Inc. Deferred Compensation Plan (the "Plan") are unsecured obligations of Rollins, Inc., a Delaware corporation (the "Registrant"), to pay deferred compensation in the future in accordance with the terms of the Plan.

(2) The amount of Obligations registered is based upon an estimate of the aggregate amount of deferrals and Company contributions expected to be made under the Plan.

                                     PART II

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission by Rollins, Inc. (the "Registrant" or the "Company") are hereby incorporated by reference herein:

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including the material incorporated by reference to the proxy statement contained in the Registrant's Schedule 14A filed March 30, 2005; and

     o Quarterly Reports on Forms 10-Q filed on May 2, 2005, August 1, 2005 and October 28, 2005; and

     o Current Reports on Forms 8-K filed on January 6, January 7, January 26, January 31, February 16, April 4, April 27, June 17, July 7, July 27, September 21, October 5, and October 26, 2005.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the filing of this Registration Statement on Form S-8 (and prior to the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

     The deferred compensation obligations registered on this Form S-8 (the "Obligations") are unsecured general obligations of the Registrant to pay the value of deferred compensation accounts (the "Accounts") in accordance with the terms and conditions of the Plan. The obligations do not have voting or preemptive rights. The Obligations are not convertible into any other security of the Registrant. The following is a description of the terms and conditions of the Plan.

     Eligibility. Participation in the Plan is limited to certain employees of the Registrant and those of the Registrant's affiliates who have adopted the Plan and have been authorized to participate in the Plan by the Registrant. Eligible employees are those who (i) have been designated as eligible by the Committee that administers the plan (the "Plan Committee"), and (ii) are members of a select group of management or highly compensated employees of the Company, as membership in such group is determined for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

     Salary and Bonus Deferrals. Eligible employees of the Company may elect to defer payment of salary and/or bonuses in any given Plan Year. A "Plan Year" is a calendar year, except that the initial Plan Year is the period of July 1, 2005 through December 31, 2005. An employee who chooses to participate (each a

"Participant") may defer up to a maximum percentage set by the Plan Committee, but not less than $2,000, of annual base salary for that Plan Year, and/or up to a maximum percentage set by the Plan Committee, but not less than $2,000, of his or her annual bonus payable with respect to that Plan Year.

     Company  Credits.  In the sole discretion of the Plan  Committee,  the Plan permits the Registrant to (i) credit the Accounts of certain eligible Participants with discretionary amount(s) (which discretionary feature the Plan Committee may wish to use, for example, to "make whole" Participants for credits that they might otherwise receive under the Registrant's 401(k) plan if not for their participation in, and compensation deferrals under, the Plan and/or due to 401(k) plan non-discrimination testing results), and/or (ii) credit certain eligible Participants' Accounts with discretionary pension restoration amounts pursuant to a formula set forth in the Plan ("Discretionary Benefit Restoration Credits").

     Assumption of Western Plan Obligations. As of January 1, 2008, the Western Industries-North, Inc. Deferred Compensation Plan (the "Western Plan") will merge into the Plan. Any balances then credited to the Western Plan ("Former Western Plan Balances") will be credited as separate subaccounts under the Plan which will constitute Deferred Compensation Obligations.

     Account Maintenance, Earnings and Losses. The Company will maintain bookkeeping accounts (the "Accounts") with respect to all deferrals and credits. The Accounts will be entirely unfunded. Accounts will be debited or credited with the amounts of certain hypothetical investment returns, which reflect earnings or losses, based on the performance of certain securities or mutual funds (the "Measurement Funds") selected by the Participant. Participants may periodically alter the allocation of their Measurement Fund selections. Participant Accounts will be debited or credited with earnings and losses as if the deferred amounts were actually invested in accordance with the Participant's investment elections, but the actual assets held under the Plan for the purposes of eventually paying Plan benefits are not required to be so invested. No purchases of any securities are actually made on behalf of Participants, and Participants do not have any real or beneficial ownership in the actual securities which a Measurement Fund tracks. The Company's securities may not be selected by Participants as a Measurement Fund at this time. However, the Company has the discretion to add or discontinue Measurement Funds at any time.

     Compensation deferrals elected by Participants (whether salary or bonus) made to the Plan will be 100% vested at all times. Discretionary Benefit
Restoration Credits will also be 100% vested at all times. Any other Company discretionary credits made under the Plan on behalf of a Participant will vest in accordance with the matching contribution vesting schedule set forth in the Registrant's 401(k) plan in which the Participant participates. If a Participant participates in more than one 401(k) plan of the Registrant, the Participant's discretionary credits under the Plan will vest in accordance with the 401(k) plan's vesting schedule that would provide the Participant with the greatest vested percentage.

     Unsecured Nature of the Obligations. The Obligations will be unsecured general obligations of the Registrant to pay the deferred compensation and/or additional amounts in the future in accordance with the terms of the Plan. The Obligations will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding. The Registrant has established a grantor, or "rabbi," trust to serve as a source of funds from which it can satisfy the Obligations. However, Participants in the Plan will have no rights to any assets held by the trust, except as general creditors of the Registrant. Assets of any rabbi trust will upon a bankruptcy or insolvency of the Registrant be subject to the claims of the Registrant's general creditors.

     Distributions. A Participant's vested Account will generally be payable upon the Participant's separation from service for any reason. The payment generally will be in the form of a single lump sum, except that, in the case of a separation from service on or after the Participant's retirement, the Participant may elect (in accordance with the terms of the Plan and applicable law) to receive distributions of the portion of his or her vested Account attributable to compensation deferrals and/or Former Western Plan Balances in substantially equal annual installments (adjusted for earnings and losses) over a period of 2 to 15 years. "Retirement" generally is defined under the Plan as the attainment of age 65, or age 60 for Participants with 20 years of service. Distributions upon separation from service generally will be made (or will commence, in the case of installment distributions) during the January or July of the Plan Year following the Plan Year in which the Participant's separation from service occurred (during the following January if the Participant separated from service in the first half of the Plan Year, and during the following July if the Participant separated from service in the second half of the Plan Year).

     Alternatively, the portion of the Participant's vested Account attributable to compensation deferrals and/or Former Western Plan Balances may be paid in accordance with the Participant's election of in-service short-term payout dates. A Participant may elect an initial short-term payout date for amounts to be deferred during the period indicated in the election, which date may be no earlier than the January of the Plan Year which is at least 3 Plan Years after the Plan Year during which the amounts are deferred. With respect to any Former Western Plan Balance, the Participant may elect during the period ending no later than December 31, 2005 an initial short-term payout date which is no earlier than January 2010. The Participant may postpone a previously elected short-term payout date, as long as the election is made at least 12 months in advance of the previously elected date and the postponement is at least 5 years in length. If the Participant incurs a separation from service prior to the date on which an in-service short-term payout would otherwise be made, the election will be null and void and the Participant's Account will be distributed in a separation from service distribution.

     A Participant who suffers a severe financial hardship may also request a hardship withdrawal. Hardship withdrawals may be made in the discretion of the Plan Committee and only in accordance with the requirements of the Plan.

     All distributions under the Plan are made in cash.

     Transferability and Trading in the Obligations. There is no trading market for the Obligations. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void.

     Enforcement of the Obligations. No trustee has been appointed to take action with respect to the Obligations, and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the securities that may be offered under the Plans will be passed upon for the Registrant by Arnall Golden Gregory LLP. As of November 4, 2005, attorneys who are partners of or employed by Arnall Golden Gregory who have provided advice with respect to this matter own approximately 1% of the outstanding common stock in each of Marine Products Corporation and RPC, Inc., which are affiliates of the Registrant.

Item 6.  Indemnification of Directors and Officers.

     Delaware Law. The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides for indemnification of officers, directors and other persons for losses and expenses incurred under certain circumstances. The Registrant's By-Laws provide for indemnification of officers, directors and the Registrant's general counsel to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     Indemnification Under the Plan. Each Participant under the Plan, as a condition to participating in the Plan, is deemed to indemnify and hold harmless the Plan Committee and the Company, as well as their agents and representatives, from any losses or damages of any kind relating to:

     o    the Measurement Funds made available under the Plan; and

     o any discrepancy between: (i) the credits and debits to the Participant's Account based on the performance of selected Measurement Funds and the application of the crediting and debiting method utilized under the Plan; and (ii) what the credits and debits otherwise might have been, had the Participant actually invested funds in the same Measurement Funds.

     D&O Insurance. The Registrant maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors and officers of the Registrant.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

         Exhibit No.                Description

               4.1*           Rollins,   Inc.,  Amended  and  Restated  Deferred
                              Compensation Plan

               4.2* Form of Plan Agreement between Rollins, Inc. and Participants in the Deferred Compensation Plan

               4.3*           Form  of   Annual   Base   Salary   Deferral   and
                              Distribution Election Form under the Deferred Compensation Plan

               4.4*           Form  of  Annual  Bonus   Payments   Deferral  and
                              Distribution Election Form under the Deferred Compensation Plan

               4.5* Form of Measurement Fund Election Form under the Deferred Compensation Plan

               5.1*           Opinion  of  counsel   as  to   legality   of  the
                              securities being registered

               23.1* Consent of Arnall Golden Gregory LLP (included in opinion filed as Exhibit 5.1)

               23.2*          Consent of Grant Thornton LLP

               23.3*          Consent of Ernst & Young LLP

               24*            Power of Attorney (included on signature page)

 ------------------
* filed herewith.

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 9, 2005.

                                   ROLLINS, INC.


                                   By:  /s/ Gary W. Rollins
                                        ----------------------------------------
                                         Gary W. Rollins
                                         Chief Executive Officer, President and
                                         Chief Operating Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby constitutes and appoints R. Randall Rollins and Gary W. Rollins, or any one of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

SIGNATURE                                  TITLE                                                   DATE
---------                                  -----                                                   ----

/s/ Gary W. Rollins                        Chief Executive Officer, President and Chief            November 9, 2005
------------------------------------       Operating Officer (principal executive officer), and
Gary W. Rollins                            Director


/s/ Harry J. Cynkus                        Chief Financial Officer and Treasurer                   November 9, 2005
------------------------------------       (principal financial and accounting officer)
Harry J. Cynkus


/s/ R. Randall Rollins                     Chairman of the Board of Directors                      November 17, 2005
------------------------------------
R. Randall Rollins


/s/ Wilton Looney                          Director                                                November 9, 2005
------------------------------------
Wilton Looney


/s/ Henry B. Tippie                        Director                                                November 9, 2005
------------------------------------
Henry B. Tippie


/s/ James B. Williams                      Director                                                November 9, 2005
------------------------------------
James B. Williams


/s/ Bill J. Dismuke                        Director                                                November 9, 2005
------------------------------------
Bill J. Dismuke

                                  EXHIBIT INDEX


         Exhibit No.                Description

               4.1*           Rollins,   Inc.,  Amended  and  Restated  Deferred
                              Compensation Plan

               4.2* Form of Plan Agreement between Rollins, Inc. and Participants in the Deferred Compensation Plan

               4.3*           Form  of   Annual   Base   Salary   Deferral   and
                              Distribution Election Form under the Deferred Compensation Plan

               4.4*           Form  of  Annual  Bonus   Payments   Deferral  and
                              Distribution Election Form under the Deferred Compensation Plan

               4.5* Form of Measurement Fund Election Form under the Deferred Compensation Plan

               5.1*           Opinion  of  counsel   as  to   legality   of  the
                              securities being registered

               23.1* Consent of Arnall Golden Gregory LLP (included in opinion filed as Exhibit 5.1)

               23.2*          Consent of Grant Thornton LLP

               23.3*          Consent of Ernst & Young LLP

               24*            Power of Attorney (included on signature page)

 ------------------
* filed herewith.